SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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VAIL RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

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November 26, 2003

Dear Shareholder:

You are cordially invited to attend the 2003 Annual Meeting of Shareholders of Vail Resorts, Inc., which will be held on Thursday, January 8, 2004 at 10:00 a.m., Eastern Standard Time at The Essex House, 160 Central Park South, New York, New York 10019.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of our Company will also be reviewed. Only Shareholders entitled to vote at the Annual Meeting and their proxies will be permitted to attend the Annual Meeting. If you plan to attend, please check the box provided on the proxy card.

Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting. You can also vote your shares by using the internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card.

Sincerely,

ADAM M. ARON

Chairman and Chief Executive Officer

VAIL RESORTS, INC.

137 Benchmark Road	P.O. Box 7
Avon, Colorado 81620	Vail, Colorado 81658

NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS

November 26, 2003

To our Shareholders:

The Annual Meeting of Shareholders of Vail Resorts, Inc., a Delaware corporation, will be held on Thursday, January 8, 2004 at 10:00 a.m., Eastern Standard Time, at The Essex House, 160 Central Park South, New York, New York 10019, to:

(1)	Elect five Class 1 Directors and seven Class 2 Directors;

(2)	Ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants; and

(3)	Transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to notice of and to vote at the meeting or at any adjournment thereof is the close of business on November 12, 2003.

A copy of the Company’s Annual Report on Form 10-K to shareholders for the fiscal year ended July 31, 2003 is enclosed.

A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of the Company’s Transfer Agent and Registrar, Wells Fargo Bank Minnesota, N.A., 161 North Concord Exchange, St. Paul, Minnesota 55075-0738, during ordinary business hours for ten days prior to the Annual Meeting.

By Order of the Board of Directors

MARTHA D. REHM
Senior Vice President,
General Counsel and Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE OR

VOTE BY USING THE INTERNET OR THE TELEPHONE. THIS WILL NOT

LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

VAIL RESORTS, INC.

137 Benchmark Road	P.O. Box 7
Avon, Colorado 81620	Vail, Colorado 81658

PROXY STATEMENT FOR THE 2003

ANNUAL MEETING OF SHAREHOLDERS

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy, being mailed to shareholders on or about November 26, 2003, is solicited by the Board of Directors of Vail Resorts, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held on Thursday, January 8, 2004. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice to the Secretary of the Company prior to the Meeting or by voting in person by ballot at the Meeting. If matters other than those specifically set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment.

Holders of record of Common Stock and Class A Common Stock of the Company as of the close of business on November 12, 2003 will be entitled to vote at the Meeting. On such date there were outstanding and entitled to vote 27,835,042 shares of Common Stock of the Company and 7,439,834 shares of Class A Common Stock of the Company, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. Pursuant to the Company’s Restated Certificate of Incorporation (the “Charter”), Class 1 directors of the Company are elected by a majority vote of the holders of Class A Common Stock and Class 2 directors are elected by a majority vote of the holders of Common Stock. All other items to be voted on at the Meeting require the affirmative vote of the holders of a majority of the shares of Common Stock and Class A Common Stock taken together represented in person or by proxy and entitled to vote on the item for approval. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock entitled to vote shall constitute a quorum for the transaction of business. Abstentions (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters and will have the effect of a negative vote.

The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by employees of the Company. The Company may reimburse brokers holding Common Stock or Class A Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

PROPOSAL 1.    ELECTION OF DIRECTORS

The Charter and the bylaws of the Company provide that two-thirds of the Board of Directors of the Company shall be comprised of Class 1 directors and one-third shall be comprised of Class 2 directors, with each director serving a one-year term. Pursuant to the Company’s Charter, Class 1 directors will be elected by the affirmative vote of a majority of the shares of Class A Common Stock and Class 2 directors will be elected by the affirmative vote of a majority of the shares of Common Stock. Apollo Ski Partners, L.P. (“Apollo Ski Partners”) owns substantially all of the Class A Common Stock of the Company and, consequently, Apollo Ski Partners has the ability to elect all of the Class 1 directors. Historically, the nominees for Class 1 directors have been selected by Apollo Ski Partners and many of such directors have been affiliated with Apollo Ski Partners. The New York Stock Exchange has recently adopted new Corporate Governance Rules that will be effective for the Company on October 31, 2004. These new rules require, among other things, that (i) the Board of Directors consist of a majority of independent directors, (ii) the Compensation Committee must be comprised solely of independent directors, (iii) the Company must have a Nominating/Corporate Governance Committee comprised solely of independent directors and (iv) the Audit Committee must be comprised of at least three directors, whom must all meet heightened independence standards. The Company intends to be in compliance with all these requirements before they are in effect in October 2004. In order to assist the Company in complying with the new rules of the New York Stock Exchange regarding director independence, Apollo Ski Partners has agreed that the Class 1 directors may include as many independent directors as necessary so that the Company can comply with the new New York Stock Exchange independence rules when those rules go into effect and consequently any Class 1 directors that are “independent” will not be affiliated with Apollo Ski Partners.

At the Meeting, five Class 1 directors will be elected by the Class A Common Stockholders and seven Class 2 directors will be elected by the Common Stockholders. Apollo Ski Partners, as holder of substantially all of the Class A Common Stock has agreed that the ratio of Class 1 directors to Class 2 directors can be less than the two-thirds/one-third representation, but Apollo Ski Partners has reserved the right to ask the Company in the future to re-allocate the Board of Directors such that the respective two-thirds and one-third representation is preserved.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of Messrs. Hauge, Hernandez, Katz, Mack and Rowan as Class 1 directors and FOR the election of Messrs. Aron, Biondi, Lee, Micheletto, Sorte, Stiritz and Tisch as Class 2 directors.

INFORMATION WITH RESPECT TO NOMINEES

The following sets forth the name and age of each nominee, identifies whether the nominee is currently a member of the Board of Directors, all other positions and offices, if any, now held by him with the Company, and his principal occupation during the last five years.

Nominees for Class 1 Directors

John R. Hauge, 52, was appointed a director of the Company in December 2002. Mr. Hauge was Senior Vice President, Finance, Chief Financial Officer and Treasurer of WebLink Wireless, Inc., a wireless data company, from February 2000 to December 2001. Prior to joining that company, Mr. Hauge was Group Executive, Financial Strategies for FIRSTPLUS Financial Group, Inc., a mortgage lender, from April 1998 to February 2000. Previously, Mr. Hauge had senior finance responsibilities for Perot Systems Corporation, an international information technology services company, from 1993 to 1998. From 1989 to 1993, Mr. Hauge was Special Assistant to the Under Secretary of Finance, then Deputy Assistant Secretary, for the United States Treasury Department. Mr. Hauge has been a long-term partner in a family cattle ranch and land holdings in Jackson Hole, Wyoming. On May 24, 2001, WebLink Wireless filed for Chapter 11 protection under the United States bankruptcy laws but emerged on September 9, 2002.

Roland A. Hernandez, 46, was appointed a director of the Company in December 2002. Mr. Hernandez is the founding principal and CEO of Hernandez Media Ventures, a privately held company engaged in the acquisition and management of media assets. Prior to forming that company, Mr. Hernandez was the President, Chief Executive Officer and Chairman of the Board of Telemundo Group, Inc., a Spanish language television and entertainment company. From 1995 to 1998, Mr. Hernandez was the President and Chief Executive Officer of Telemundo. From 1986 to 1994, Mr. Hernandez was the president of the corporate general partner of Interspan Communications. Mr. Hernandez is a Director of Wal-Mart Stores, Inc., Ryland Group, Inc. and MGM Mirage. He serves as the Audit Committee Chairperson for Wal-Mart Stores, Inc.

Robert A. Katz, 36, was appointed a director of the Company in June 1996. Mr. Katz has been associated with Apollo Advisors, which, together with its affiliated investment managers, manages the Apollo Investment Funds in various capacities since 1990. Mr. Katz is a director of Spectrasite, Inc. Mr. Katz has been designated by the Board of Directors as Lead Director of the Company. The Lead Director helps the Chairman of the Board develop the agenda for Board meetings and reviews the Board’s governance procedures and policies. The Lead Director also chairs meetings of non-management directors, and is elected by the Board of Directors annually.

William L. Mack, 63, was appointed a director of the Company in January 1993. Since 1963, Mr. Mack has been the President and Chief Executive Officer of The Mack Organization, a national owner, investor and developer of warehouse and retail facilities. Mr. Mack is founder and Managing Partner of the Apollo Real Estate Investment Funds. Mr. Mack is Chairman of the Board of the Mack-Cali Realty Corp. and also serves as a director of the Bear Stearns Companies, Inc. and Wyndham International, Inc.

Marc J. Rowan, 41, was appointed a director of the Company in October 1992. Mr. Rowan is one of the founding principals of Apollo Advisors, which, together with its affiliated investment managers, manages the Apollo Investment Funds. Mr. Rowan is also a director of Sirius Satellite Radio, Quality Distribution Inc., AMC Entertainment, Inc., NFP Inc., SkyTerra Communications, Inc. and Wyndham International, Inc.

Nominees for Class 2 Directors

Adam M. Aron, 49, was appointed Chairman of the Board and Chief Executive Officer of the Company in July 1996. Prior to joining the Company, Mr. Aron served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from July 1993 until July 1996. From November 1990 until July 1993, Mr. Aron served as Senior Vice President of Marketing for United Airlines. From 1987 to 1990, Mr. Aron served as Senior Vice President of Marketing for the Hyatt Hotels Corporation. Mr. Aron is also a director of Nextel Partners, Inc., and serves on the board of several non-profit and community organizations.

Frank J. Biondi, 58, was appointed a director of the Company in July 1996. Mr. Biondi currently is Senior Managing Director of WaterView Advisors and previously served as Chairman and Chief Executive Officer of Universal Studios Inc. from April 1996 through November 1998. Mr. Biondi served as President and Chief Executive Officer of Viacom, Inc., from July 1987 to January 1996. He has also held executive positions with The Coca Cola Company, Home Box Office Inc. and Time Inc. Mr. Biondi currently is a director of The Museum of Television and Radio, The Bank of New York, Hasbro Inc., Amgen, Inc. and Harrah’s Entertainment.

Thomas H. Lee, 59, was appointed a director of the Company in January 1993. Mr. Lee founded Thomas H. Lee Company in 1974 and since that time has served as its President. From 1966 through 1974, Mr. Lee was with First National Bank of Boston where he directed the bank’s high technology lending group from 1968 to 1974 and became a Vice President in 1973. Prior to 1966, Mr. Lee was a Securities Analyst in the institutional research department of L.F. Rothschild in New York. The Thomas H. Lee Company and its affiliated funds invest private equity capital in growing companies. To date, Thomas H. Lee Company has raised over $14 billion of funds in venture capital and private equity. Mr. Lee currently serves as Chairman and Chief Executive Officer of Thomas H. Lee Partners, L.P. and THLee Putnam Ventures. Mr. Lee serves as a director of Vertis Holdings, Inc., Metris Companies, Inc. and Wyndham International, Inc. In addition, Mr. Lee is a member of the JPMorgan National Advisory Board.

Joe R. Micheletto, 67, was appointed a director of the Company in February 1997. Mr. Micheletto now serves as Vice Chairman of Ralcorp Holdings, Inc. (“Ralcorp”). From September 1996 to September 2003, Mr. Micheletto served as Chief Executive Officer and President of Ralcorp and was Co-Chief Executive Officer and Chief Financial Officer of Ralcorp from January 1994 to September 1996. From 1985 to 1994, he served as Vice President and Controller of Ralston Purina Company. From 1991 to 1997, Mr. Micheletto served as Chief Executive Officer of Ralston Resorts, Inc. Mr. Micheletto also serves as a director of Energizer Holdings, Inc.

John F. Sorte, 56, was appointed a director of the Company in January 1993. Mr. Sorte has been President and Chief Executive Officer of Morgan Joseph & Co. Inc., an investment banking firm, since June 2001. From March 1994 to June 2001, he served as President of New Street Advisors L.P. Mr. Sorte is also a director of WestPoint Stevens, Inc.

William P. Stiritz, 69, was appointed a director of the Company in February 1997. Mr. Stiritz serves as Chairman of Ralcorp and Energizer Holdings, Inc. Mr. Stiritz is also a director of Ball Corporation and May Department Stores Company.

James S. Tisch, 50, was appointed a director of the Company in January 1995. Mr. Tisch is President and Chief Executive Officer of Loews Corporation (“Loews”). From October 1994 to January 1999, he served as President and Chief Operating Officer of Loews and, since October 1994, he has served on the Management Committee of Loews. Mr. Tisch has been with Loews since 1977. Mr. Tisch has served as Chairman and Chief Executive Officer of Diamond Offshore Drilling, Inc. since March 1998. Mr. Tisch is a member of the Board of Directors of CNA Financial Corporation and BKF Capital Group Inc. He is also a member of the Board of Trustees of United Jewish Communities and a Trustee of The Mount Sinai NYU Health System.

Vote Required for Approval

The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock is required to elect the Class 1 Directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to elect the Class 2 Directors. Apollo Ski Partners owns substantially all of the Class A Common Stock and, consequently, Apollo Ski Partners has the ability to elect all of the Class 1 directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MESSRS. HAUGE, HERNANDEZ, KATZ, MACK AND ROWAN AS CLASS 1 DIRECTORS AND “FOR” THE ELECTION OF MESSRS. ARON, BIONDI, LEE, MICHELETTO, SORTE, STIRITZ AND TISCH AS CLASS 2 DIRECTORS.

MANAGEMENT

The following table sets forth the executive officers of the Company.

Name	Position
Adam M. Aron	Chairman of the Board of Directors and Chief Executive Officer
Blaise T. Carrig	Senior Vice President and Chief Operating Officer for Heavenly Ski Resort
James P. Donohue	Senior Vice President and Chief Information Officer
John McD. Garnsey	Senior Vice President and Chief Operating Officer for Beaver Creek
William A. Jensen	Senior Vice President and Chief Operating Officer for Vail Mountain
Jeffrey W. Jones	Senior Vice President and Chief Financial Officer
Edward E. Mace	President, RockResorts International LLC and Vail Resorts Lodging Company
James S. Mandel	Senior Vice President, Vail Resorts Development Company
Roger D. McCarthy	Senior Vice President and Chief Operating Officer for Breckenridge and Keystone
Martha D. Rehm	Senior Vice President, General Counsel and Secretary
James P. Thompson	President, Vail Resorts Development Company

For biographical information about Mr. Aron see “Information With Respect to Nominees.”

Blaise T. Carrig, 52, joined the Company as Senior Vice President and Chief Operating Officer of Heavenly Ski Resort in September 2002. Mr. Carrig was President and Managing Director of The Canyons in Park City, Utah from July 1997 through August 2002 and, from 1976 to 1997, was employed at Sugarbush Resort in Warren, Vermont. At Sugarbush, he held various management positions in Mountain Operations, ultimately serving as the Managing Director of the resort.

James P. Donohue, 63, joined the Company as Senior Vice President and Chief Financial Officer in October 1996 and served in that capacity until November 18, 2003, at which time he was appointed Senior Vice President and Chief Information Officer of the Company. From 1991 to October 1996, Mr. Donohue served as Senior Vice President and Chief Financial Officer of Fibreboard Corporation, a manufacturer and distributor of building products, which also owned and operated three ski resorts located in California. Prior to 1991, Mr. Donohue was an Executive Vice President of Continental Illinois Bank, N.A.

John McD. Garnsey, 53, became Senior Vice President and Chief Operating Officer for Beaver Creek in May 1999. Mr. Garnsey served as President of the Vail Valley Foundation from 1991 through April 1999 and as Vice President from 1983 to 1991. Mr. Garnsey is also a director of the Vail Valley Foundation and Ski Club Vail. In addition, Mr. Garnsey is the President of Beaver Creek Resort Company and was President of the Organizing Committee for the 1999 World Alpine Ski Championships.

William A. Jensen, 51, joined Breckenridge as Senior Vice President and Chief Operating Officer in May 1997 and was appointed Chief Operating Officer for Vail Mountain in May 1999. Mr. Jensen was President of the Fibreboard Resort Group from 1991 to 1996. He was Vice President of Sunday River Ski Resort from 1989 to 1991 and, from 1983 to 1989, he was Vice President of Kassbohrer of North America, a grooming vehicle manufacturer.

Jeffrey W. Jones, 41, currently serves as Senior Vice President and Chief Financial Officer of the Company. He joined the Company on September 29, 2003, as Senior Vice President and Chief Financial Officer of Vail Resorts Development Company and served in that capacity until November 18, 2003. From 1999 to September 2003, Mr. Jones served as Executive Vice President and Chief Financial Officer of Clark Retail Enterprises, Inc. in Chicago, Illinois, a privately held multi-unit convenience, food and gasoline retailer. Prior to 1999, Mr. Jones spent a year as Chief Financial Officer and Treasurer of Lids Corporation in Boston, Massachusetts, a specialty retailer. From 1994 to 1998, Mr. Jones held the positions of Vice President and Controller and then Vice

President of Finance, Real Estate and Administration for Clark Refining and Marketing, Inc. (now known as Premcor, Inc.) in St. Louis, Missouri. Prior to 1994, Mr. Jones worked in several corporate positions, including Controller, Treasurer and Vice President-Controller, at Dairy Mart Convenience Stores, Inc., a publicly traded company. Clark Retail Group and Clark Retail Enterprises, Inc. filed for Chapter 11 protection under the United States bankruptcy laws on October 14, 2002. Mr. Jones is a member of the American Institute of Certified Public Accountants.

Edward E. Mace, 52, joined the Company in October 2001 as President of RockResorts International LLC and Vail Resorts Lodging Company, a registered trade name of RockResorts International LLC. From 1996 until 2001, Mr. Mace was with Fairmont Hotels, serving as the President and Chief Executive Officer from 1998 to 2000 and Vice Chairman from 2000 to 2001. Prior to joining Fairmont Hotels, Mr. Mace served as President and Chief Executive Officer of Lincoln Hotels and was a partner of Lincoln Property Company and KPMG Peat Marwick. Mr. Mace also serves as a director of BRE Properties, a New York Stock Exchange-listed real estate investment trust.

James S. Mandel, 53, has served as Senior Vice President for Vail Resorts Development Company since April 1999. From 1994 to December 1998, Mr. Mandel was the Senior Vice President and General Counsel of the Company, and served as Secretary of the Company from 1995 to 1998. From January 1999 through March 1999, Mr. Mandel practiced law and was an advisor to and part-time employee of the Company. From 1978 until joining the Company, Mr. Mandel was a partner with Brownstein Hyatt Farber and Strickland, P.C., a Denver law firm, and specialized in real estate development and corporate finance.

Roger D. McCarthy, 53, joined the Company as Senior Vice President and Chief Operating Officer of Breckenridge in February 2000. Since November 1, 2002, he also serves as Chief Operating Officer of Keystone Resort. Mr. McCarthy previously held the position of Senior Vice President, Eastern Region for Intrawest Corporation, where he was responsible for six resorts, three in Canada and three in the United States.  Mr. McCarthy served as a board member of Courmayeur Ski Area in Italy, a joint venture between Companie des Alpes of France and Intrawest. Mr. McCarthy held the position of Vice President/General Manager of Mont Tremblant from 1991-1998. Mr. McCarthy is a Director of Summit Foundation and of Breckenridge Outdoor Education Center and also serves as President Emeritus of Tremblant Foundation.

Martha D. Rehm, 52, became Senior Vice President, General Counsel and Secretary in May 1999. Prior to joining the Company, Ms. Rehm served since mid-1998 as Vice President and General Counsel of Corporate Express, Inc., a supplier of office products and computer supplies to corporations. Prior to 1998, she was a partner for many years with Holme Roberts & Owen, LLP, a Denver-based law firm, where her practice included general corporate law emphasizing corporate finance and securities transactions.

James P. Thompson, 59, joined Vail Resorts Development Company as its President in 1993 in connection with Vail Associates’ acquisition of the Arrowhead at Vail development. He joined Arrowhead at Vail in 1989, and served as its President. Prior to joining Arrowhead at Vail, Mr. Thompson served as Vice President of Moore and Company in Denver for 14 years leading their land acquisitions, syndications and development activities.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

Set forth in the following table is the beneficial ownership of Common Stock as of November 12, 2003 for all directors, nominees and the six executive officers listed on the Summary Compensation Table, and, as a group, such persons and all other current executive officers. No director or executive officer of the Company owns any Class A Common Stock of the Company.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Adam M. Aron	986,921	(1)	3.55%
Frank J. Biondi	37,300	(2)	*
John R. Hauge	5,000	(2)	*
Roland A. Hernandez	5,000	(2)	*
Robert A. Katz	5,000	(2)(3)	*
Thomas H. Lee	5,000	(2)(4)	*
William L. Mack	5,000	(2)(3)	*
Joe R. Micheletto	6,000	(2)(5)	*
Marc J. Rowan	18,150	(2)(3)	*
John F. Sorte	15,000	(2)	*
William P. Stiritz	5,000	(2)(5)	*
James S. Tisch	5,000	(2)
James P. Donohue	179,440	(1)	*
Edward E. Mace	78,635	(1)	*
James S. Mandel	69,667	(1)	*
James P. Thompson	107,000	(1)	*
Andrew P. Daly	—	(6)	*
Directors, Nominees and Executive Officers as a Group (23 Persons)	1,913,567	(1)	6.87%

*	As of November 12, 2003, no director or executive officer owned more than one percent of the Common Stock outstanding (including exercisable options), except for Mr. Aron.
(1)	Includes shares that may be acquired on or within 60 days of November 12, 2003 through the exercise of employee stock options or restricted stock vesting as follows: 865,000, 166,000, 78,334, 69,667, 107,000 and 1,715,668 shares of Common Stock subject to options granted to Messrs. Aron, Donohue, Mace, Mandel, Thompson and the directors, nominees and executive officers as a group, respectively.
(2)	Includes 5,000 shares of Common Stock that may be acquired on or within 60 days of November 12, 2003 through the exercise of stock options granted to each non-employee director on December 12, 2002.
(3)	This individual is associated with Apollo Advisors, the managing general partner of Apollo Fund, the general partner of Apollo Ski Partners. This individual disclaims beneficial ownership of all shares of Common Stock and Class A Common Stock of the Company held by Apollo Ski Partners.
(4)	Excludes 15,440 shares of Common Stock owned by Mr. Lee’s two children to which Mr. Lee disclaims beneficial ownership.
(5)	Messrs. Micheletto and Stiritz disclaim beneficial ownership of all shares of Common Stock of the Company held by Ralcorp.
(6)	Mr. Daly ceased to serve as President of the Company effective October 31, 2002.

INFORMATION AS TO CERTAIN SHAREHOLDERS

Set forth below is certain information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the Company’s voting securities as of November 12, 2003, based on filings required by the Securities and Exchange Commission.

	Common Stock Beneficially Owned		Class A Common Stock Beneficially Owned		Percent of Class A Common Stock and Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent of Class	Shares	Percent of Class
Apollo Ski Partners, L.P.(1)(2)	—	—	7,439,542	99.9%	21.1%
Ralcorp Holdings, Inc.(3)	7,554,406	27.1%	—	—	21.4%
Ronald Baron(4)	8,103,150	29.1%	—	—	23.0%
Waddell & Reed Financial, Inc.(5)	2,343,613	8.4%	—	—	6.6%

(1)	Apollo Ski Partners was organized principally for the purpose of holding Common Stock and Class A Common Stock of the Company. The general partner of Apollo Ski Partners is Apollo Investment Fund, L.P. (“Apollo Fund”), a Delaware limited partnership and a private securities investment fund. The managing general partner of Apollo Fund is Apollo Advisors, a Delaware limited partnership, the general partner of which is Apollo Capital Management, Inc. (“Apollo Capital”), a Delaware corporation. All officers, directors and shareholders of Apollo Capital, including Messrs. Katz, Mack and Rowan (directors of the Company), disclaim any beneficial ownership of the Common Stock and Class A Common Stock of the Company owned by Apollo Ski Partners. The address for Apollo Ski Partners is 2 Manhattanville Road, Purchase, NY 10577.
(2)	The Class A Common Stock is convertible into Common Stock (i) at the option of the holder, (ii) automatically, upon transfer to a non-affiliate of such holder and (iii) automatically, if less than 5,000,000 shares (as such number shall be adjusted by reason of any stock split, reclassification or other similar transaction) of Class A Common Stock are outstanding.
(3)	As reported by Ralcorp on Form 10-K filed with the Securities and Exchange Commission on December 19, 2002. The address for Ralcorp is 800 Market Street, Suite 1600, St. Louis, MO 63101.
(4)	As reported by Ronald Baron on Schedule 13D filed with the Securities and Exchange Commission on November 3, 2003. The address for Ronald Baron is 767 Fifth Avenue, 24th Floor, New York, NY 10153.
(5)	As reported by Waddell & Reed Financial, Inc., an institutional investment manager, on Form 13F filed with the Securities and Exchange Commission on November 14, 2003. The address for Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, KS 66202.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES AND FEES

The Board of Directors of the Company held a total of four meetings during the fiscal year ended July 31, 2003 (“Fiscal 2003”). The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee at the present time.

The New York Stock Exchange has recently adopted new Corporate Governance Rules that will be effective for the Company on October 31, 2004. These new rules require, among other things, that (i) the Board of Directors consist of a majority of independent directors, (ii) the Compensation Committee must be comprised solely of independent directors, (iii) the Company must have a Nominating/Corporate Governance Committee comprised solely of independent directors and (iv) the Audit Committee must be comprised of at least three directors, whom must all meet heightened independence standards. The Company intends to be in compliance with all these requirements before they are in effect in October 2004.

The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company. The members of the Executive Committee for Fiscal 2003 were Messrs. Aron, Katz and Rowan. Mr. Katz has been designated by the Board of Directors as Lead Director of the Company. The Lead Director helps the Chairman of the Board develop the agenda for Board meetings and reviews the Board’s governance procedures and policies. The Lead Director also chairs meetings of non-management directors, and is elected by the Board of Directors annually. The Executive Committee regularly meets to discuss Company issues and had eight official meetings during Fiscal 2003, including actions taken by unanimous written consent and telephonic meetings.

The Audit Committee is primarily concerned with the effectiveness of the Company’s independent auditors, accounting policies and practices, financial reporting and internal controls. The Audit Committee acts pursuant to its Charter, a copy of which is attached to this Proxy Statement as Appendix A. The Audit Committee is authorized, among other things, to (i) appoint, retain, compensate, evaluate and terminate, as appropriate, the Company’s independent auditors, (ii) approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditors, (iii) discuss with management and the independent auditors the Company’s annual audited financial statements and quarterly financial statements and (iv) review reports by the independent auditor describing the Company’s internal quality control procedures and all relationships between the Company and the independent auditor. The members of the Audit Committee for Fiscal 2003 were Messrs. Hauge, Hernandez and Micheletto, with Mr. Micheletto serving as Chairman of the Committee. The Board of Directors has determined that Mr. Micheletto is a “financial expert” as defined in the federal securities laws. All members of the Audit Committee are “independent” as defined by the Corporate Governance Rules of the New York Stock Exchange, as currently in effect. The Audit Committee held five meetings, including meetings by telephone, during Fiscal 2003.

The Compensation Committee is authorized and directed to (i) review and approve the compensation and benefits of the executive officers, (ii) review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees, (iii) review and approve the Company’s annual compensation plans, (iv) review management organization and development as it relates to compensation and (v) administer any stock option plans which may be adopted and the granting of options under such plans. The members of the Compensation Committee for Fiscal 2003 were Messrs. Biondi, Lee, Tisch and Katz, with Mr. Katz serving as Chairman of the Committee. The Compensation Committee had four meetings, including actions taken by unanimous consent, in Fiscal 2003. Matters that relate to the administration of the Company’s 1999 Long Term Incentive and Share Award Plan, the Company’s 2002 Long Term Incentive and Share Award Plan or otherwise to the grant of options to purchase the Company’s stock or any performance-based executive compensation to the Company’s executives are considered and acted upon by a subcommittee of the Compensation Committee which consists of non-employee directors, within the meaning of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, and outside directors, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Members of the subcommittee of the Compensation Committee include Messrs. Biondi, Lee and Tisch.

During Fiscal 2003 all of the directors of the Company attended 75% or more of the meetings of the Board of Directors and of committees of the Board of Directors on which they served either in person or telephonically.

Non-employee directors receive an annual retainer of $25,000 and meeting fees of $1,000 for each Board or committee meeting attended (either in person or telephonically). Effective August 1, 2003, the Chairman of the Audit Committee receives an additional $25,000 per year, each other Audit Committee member receives an additional $15,000 per year and each member receives $2,000 per Audit Committee meeting. Directors are also reimbursed for their reasonable travel expenses. The Company provides its directors with stock options as well as certain skiing, golf and lodging privileges. The Company pays a management fee of $500,000 per year to Apollo Advisors. Messrs. Katz, Mack and Rowan are associated with Apollo Advisors and are currently directors of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for Fiscal 2003.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Messrs. Aron, Donohue and Mace are party to agreements with the Company, as described in “Employment Agreements.”

The Company pays a fee of $500,000 per year to Apollo Advisors for management services and expenses related thereto. This fee has been incurred each year since 1993 and is paid partly in cash and partly in services rendered by the Company to Apollo Advisors and its affiliates. In fiscal 2003 and 2002, the total amount of cash and services provided exceeded the management fee, and as such the Company’s balance sheets reflected net receivables from Apollo Advisors of $4,000 and $136,000 as of July 31, 2003 and 2002, respectively. This arrangement was approved by the Board of Directors of the Company in March 1993.

In 1995, Mr. Thompson and his spouse received financial terms more favorable than those available to the general public in connection with their purchase of a homesite at Bachelor Gulch Village. Rather than payment of an earnest money deposit with the entire balance due in cash at closing, the contract provided for no earnest money deposit with the entire purchase price (which was below fair market value) to be paid under a promissory note of $350,000. In 1999, the note agreement was amended to provide that the note, which continues to accrue interest at a rate of 8% per annum, will be payable in full in the form of one lump sum payment. The lump sum payment is due on the earlier of (i) the date the property is sold, (ii) two years from the date Mr. Thompson’s employment with the Company is terminated for any reason, or (iii) September 1, 2009.

In connection with Mr. Thompson’s employment, the Company agreed to provide Mr. Thompson a one-time cash bonus of $600,000, to vest on July 1, 2003, provided that Mr. Thompson is still employed by the Company on that date, for the purchase of a selected lot in the Red Sky Ranch golf community with a purchase price of $600,000. The Company also agreed to provide Mr. Thompson a membership in the Red Sky Ranch golf club in connection with such lot purchase. The Company provided Mr. Thompson such one-time bonus on October 29, 2003 and Mr. Thompson took title to the property and the related membership on October 29, 2003. Based on the average of several appraisals, the Company estimates that the fair market value of the lot at the time of purchase was $716,000.

In order to facilitate the Company’s requirement that Mr. Jensen reside in the Town of Vail in connection with his appointment as the Chief Operating Officer of Vail Mountain, the Company entered into an agreement with Mr. Jensen in 1999 to invest in the purchase of a primary residence for Mr. and Mrs. Jensen in Vail, Colorado. The Company contributed $1,000,000 toward the purchase price of the residence and thereby obtained an approximate 49% undivided ownership interest in such residence. The Company is entitled to receive its proportionate share of the resale price of the residence, less certain deductions, upon the resale of the residence or within approximately eighteen (18) months after Mr. Jensen’s termination of employment from the Company, whichever occurs first.

In connection with the employment of Roger D. McCarthy as Senior Vice President and Chief Operating Officer for Breckenridge, the Company agreed to invest up to $400,000, but not to exceed 50% of the purchase price, for the purchase of a primary residence for Mr. McCarthy and his family in Breckenridge, Colorado. The Company contributed $400,000 toward the purchase price of the residence and thereby obtained an approximate 41% undivided ownership interest in such residence. The Company is entitled to receive its proportionate share of the resale price of the residence, less certain deductions, upon the resale of the residence or within approximately eighteen (18) months after Mr. McCarthy’s termination of employment from the Company, whichever occurs first.

In connection with the employment of Blaise Carrig as Chief Operating Officer of Heavenly Ski Resort, Heavenly Valley Limited Partnership (“Heavenly LP”) agreed to invest up to $600,000, but not to exceed 50% of the purchase price, for the purchase of a residence for Mr. Carrig and his family in the greater Lake Tahoe area of California. The Company contributed $449,500 toward the purchase price of the residence and thereby obtained an approximate 50% undivided ownership interest in such residence. Upon the resale of the residence, or within approximately eighteen (18) months of the termination of Mr. Carrig’s employment with Heavenly LP, whichever is earlier, Heavenly LP is entitled to receive its proportionate share of the resale price of the residence, less certain deductions.

In connection with the employment of Jeffrey W. Jones as Chief Financial Officer of Vail Resorts Development Company (“VRDC”), the Company agreed to invest up to $650,000, but not to exceed 50% of the purchase price, for the purchase of a residence for Mr. Jones and his family in Eagle County, Colorado. The Company contributed $650,000 toward the purchase price of the residence and thereby obtained an approximate 46.1% undivided ownership interest in such residence. Upon the resale of the residence, or within approximately eighteen (18) months of the termination of Mr. Jones’ employment with the Company, whichever is earlier, the Company is entitled to receive its proportionate share of the resale price of the residence, less certain deductions.

In February 2003, Marc J. Rowan, a director of the Company and a founding principal of Apollo Advisors, and Michael Gross (also a founding principal of Apollo Advisors), each purchased a homesite at Bachelor Gulch Village. The purchases occurred pursuant to the September 1999 contracts between the Company and the purchasers, as previously disclosed in the Company’s annual proxy statements since 1999. The purchase price for each site was $378,000, which the Company believed at the time to be the approximate fair market value of the sites at the time of the original contracts, less a credit of $132,300 for certain infrastructure costs, such as architectural plans, necessary to develop the sites. The Company determined the sales price at the time of discussions with Mr. Rowan about a possible purchase more than a year prior to the September 1999 execution of the contracts based on a formula used by the Company’s real estate subsidiary for establishing the base land price of a development parcel for multiple homesites under contract at the time to a third party developer, and the assumed square footage of the residence expected to be built on the sites as indicated by Messrs. Rowan and Gross. Also, as previously stated in the Company’s proxy statements, the contracts were amended to extend the original closing dates on each property from January 2001 to January 2003. As previously disclosed in the Company’s Form 10-Q for the third quarter of 2003, the Company believes that, at the time of the closing of the purchases by Messrs. Rowan and Gross in February 2003, the fair market value of each site was approximately $1.6-$1.7 million, based generally on the Company’s familiarity with appreciated values of Bachelor Gulch real estate. Additionally, the Company has been advised by Mr. Rowan and Mr. Gross that each has sold or contracted to sell the properties for approximately that amount. Upon further review of the transactions, the Company has determined that, due to differences between the expected sizes of the residences to be built on the properties contracted to be sold to Mr. Rowan and Mr. Gross, as compared to properties under contract with the third party developer, and in light of the actual sales prices of homesites in excess of the base land prices as sold by the third party developer, the market value of the two sites at the time of execution of the contracts with  Mr. Rowan and Mr. Gross should have been approximately $601,000 each. The infrastructure credit corresponded to an estimate by the Company’s real estate subsidiary of the amount the Company would have had to spend on infrastructure had the properties been sold to the third party developer. Mr. Rowan and Mr. Gross have each agreed to make a supplemental payment of $223,000 (reflecting the difference between $601,000 and the stated purchase price), an additional payment equal to the amount of the infrastructure credit and any additional amounts that the Company paid for infrastructure in connection with the lots, plus interest on these amounts from the date of closing of the properties to receipt of the payments.

Ralcorp, Apollo Ski Partners and the Company are parties to a Shareholder Agreement, dated January 3, 1997 and amended as of November 1, 1999 (the “Shareholder Agreement”), pursuant to which they have agreed to cause the Board of Directors of the Company to consist of no more than twenty directors, with Ralcorp having the ability to nominate two directors for so long as it owns at least ten percent of the Company’s outstanding voting securities. Messrs. Micheletto and Stiritz presently are Ralcorp’s two nominees for directors. Pursuant to the Shareholder Agreement, Apollo Ski Partners has agreed to vote in favor of the election of the two directors nominated by Ralcorp.

The Shareholder Agreement subjects Ralcorp to a voting agreement with respect to actions taken by the Company’s Board of Directors. Among other things, Ralcorp agrees to vote (i) ”for” all the nominees recommended by the Board of Directors, (ii) in accordance with the Board of Directors on all shareholder proposals and (iii) in the same proportion as all other shareholders (i.e., “for,” “against” and “abstain”) on all other matters, except that Ralcorp has full discretion on extraordinary events such as mergers or consolidations, sales of assets, creation of new stock with voting rights and changes in the Company’s Charter or bylaws.

Under the terms of the Shareholder Agreement, Ralcorp has agreed to certain restrictions on the resale of its Common Stock. Ralcorp has agreed not to transfer or sell its shares of Common Stock without the prior approval of a majority of the Board of Directors, other than (i) to affiliates or Ralcorp stockholders, or (ii) pursuant to a demand or piggyback registration as allowed under the Shareholder Agreement or (iii) to a transferee, provided the transferee will not own more than ten percent of the outstanding voting securities of the Company and agrees to be bound by the Shareholder Agreement.

The Shareholder Agreement will terminate (i) upon agreement of each of Apollo Ski Partners and Ralcorp; (ii) upon the dissolution of the Company or a sale of substantially all of its assets; or (iii) when either Apollo Ski Partners or Ralcorp owns less than ten percent of the Company’s outstanding voting securities. Pursuant to the Shareholder Agreement, the Company has granted to each of Apollo Ski Partners and Ralcorp certain demand and piggyback registration rights with respect to the Common Stock owned by them.

The Company and BAMCO, Inc. (“BAMCO”), an affiliate of Ronald Baron, the Company’s largest shareholder, have entered into a Standstill and Registration Rights Agreement. Pursuant to such agreement, the Company has granted BAMCO certain registration rights in connection with unregistered shares of the Company held by BAMCO and BAMCO has agreed not to acquire additional shares of Common Stock of the Company other than as a result of (i) a stock split, stock dividend or similar recapitalization or (ii) the purchase of an additional 445,350 shares of Common Stock provided that the aggregate number of shares of Common Stock of the Company beneficially owned by BAMCO and its affiliates does not exceed 12,034,200 shares (as adjusted for any stock split, stock dividend or recapitalization) at any time.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation paid by the Company to the Chief Executive Officer and the other five highest paid executive officers of the Company whose compensation was at least $100,000 for Fiscal 2003 (collectively, the “Named Executive Officers”).

	Annual Compensation					Long-Term Compensation
Name, Principal Position and Period	Salary $		Bonus ($)		Other Annual Compensation ($)	Awards		Payouts
						Restricted Stock Awards(s) ($)	Securities Underlying Options (#)	Deferred Compensation Payments ($)	All Other Compensation ($)
Adam M. Aron, Chairman and Chief Executive Officer of the Company
2003	704,615		3,097,750	(a)	—	—	120,000	—	2,925,380	(a)(b)
2002	675,000		—		—	2,277,000	120,000	—	16,867	(b)
2001	671,942		540,000		—	286,875	100,000	—	33,706	(b)(c)
Edward E. Mace, President, RockResorts International LLC and Vail Resorts Lodging Company(d)
2003	383,462		100,000	(e)	—	—	35,000	—	57,388	(b)(f)
2002	284,135	(g)	—		—	—	100,000	—	52,430	(b)(f)
2001	—		—		—	—	—	—	—
James P. Thompson, President of Vail Resorts Development Company
2003	383,462		670,000	(h)	—	—	35,000	—	308,590	(b)(h)(i)
2002	363,462		—		—	—	20,000	—	13,120	(b)
2001	353,135		200,000		—	—	20,000	—	152,329	(b)(j)
James P. Donohue, Senior Vice President and Chief Information Officer(k)
2003	378,461		—		—	—	35,000	—	2,401	(b)
2002	358,462		—		—	—	35,000	—	9,421	(b)
2001	348,923		175,000		—	229,500	25,000	—	1,241	(b)
James S. Mandel, Senior Vice President, Vail Resorts Development Company
2003	345,923		35,000	(l)	—	—	—	—	2,323	(b)
2002	334,231		—		—	—	10,000	—	3,344	(b)
2001	328,846		115,000		—	—	10,000	—	121,494	(b)(j)
Andrew P. Daly, former President and former Director of the Company(m)
2003	444,999		—		—	—	—	—	264,836	(n)
2002	436,346		—		—	—	66,666	—	35,414	(b)(o)
2001	428,100		280,000		—	239,062	40,000	—	188,308	(b)(j)(o)

(a)	Pursuant to Mr. Aron’s employment agreement, the Company has agreed to provide Mr. Aron certain one-time bonuses in connection with the purchase of certain real estate. For Fiscal 2003, Mr. Aron’s bonus includes (1) a $659,750 bonus given in connection with Mr. Aron’s purchase of Lot 99 in the Company’s Bachelor Gulch development; (2) a bonus of $600,000 in connection with Mr. Aron’s purchase of a lot in the Red Sky Ranch golf community; and (3) a $1,838,000 bonus in connection with the purchase and payment of estimated closing costs of Mr. Aron’s home in the Vail Valley. All of such bonuses were earned in accordance with the terms of Mr. Aron’s employment agreement. “All Other Compensation” reflects (1) $2,240,250 attributed to difference between the fair market value of the Lot 99 lot purchased by Mr. Aron from the Company and the bonus paid to Mr. Aron in connection with the purchase of Lot 99; (2) $250,000 attributed to difference between the fair market value of the Red Sky Ranch lot purchased by Mr. Aron and the purchase price paid by Mr. Aron; (3) $1,479 for the payment of various closing costs in connection with the purchase of the Red Sky Ranch and Lot 99 lots and (4) $410,000 reflecting the fair market value of three club memberships Mr. Aron received in connection with the purchase of the Red Sky Ranch lot, Lot 99 and the Vail Valley residence. For a description of Mr. Aron’s employment agreement, see “Employment Agreements”.
(b)	Includes excess life insurance, long term care and excess disability premiums paid for each of the Named Executive Officers in 2001, 2002 and 2003, respectively, as follows: Mr. Aron—$22,615, $16,867 and $23,651; Mr. Donohue—$1,241, $9,421 and $2,401; Mr. Thompson—$1,088, $13,120 and $2,223; and Mr. Mandel—$1,153, $3,344 and $2,323; in 2002 and 2003 for Mr. Mace—$8,819 and $1,048; and in 2001 and 2002 for Mr. Daly $29,158 and $33,974.
(c)	Includes $11,091 in relocation compensation received in 2001. Mr. Aron lives in a house provided for the convenience of the Company as described in the section entitled “Employment Agreements.”
(d)	Mr. Mace joined the Company as President of RockResorts International LLC and Vail Resorts Lodging Company in October 2001. Prior to October 2001, Mr. Mace held no positions with the Company or its subsidiaries.
(e)	Mr. Mace received a bonus for the first twelve months of his employment ending in October 2002, pursuant to his employment agreement with the Company.
(f)	Includes $43,611 in relocation compensation in 2002 and $56,340 in relocation compensation in 2003 for Mr. Mace.
(g)	Mr. Mace was employed with the Company for only a partial year in Fiscal 2002.
(h)	Mr. Thompson received a bonus of $70,000 as an executive officer of Vail Resorts Development Company. In addition, in connection with his employment, the Company agreed to provide Mr. Thompson a one-time bonus of $600,000 in connection with the purchase of a lot in the Red Sky Ranch golf community. Mr. Thompson’s bonus for Fiscal 2003 reflects the payment of such one-time $600,000 bonus in connection with Mr. Thompson’s purchase of a lot in the Red Sky Ranch golf community. “All Other Compensation” reflects (1) $116,000 attributed to difference between the fair market value of the Red Sky Ranch lot purchased by Mr. Thompson and the purchase price paid by Mr. Thompson; (2) $12,286 for the payment of various closing costs in connection with the purchase of the Red Sky Ranch lot and (3) $175,000 reflecting the fair market value of a club membership Mr. Thompson received in connection with the purchase of the Red Sky Ranch lot. For a description of this transaction, see “Certain Relationships and Other Transactions.”
(i)	Includes $3,081 reflecting the fair market value of personal use of a Company vehicle.
(j)	On September 25, 1996, the Company declared a right to receive up to $2.44 per share of Common Stock to all shareholders of record on October 11, 1996. At that time, the Company amended agreements with certain option holders such that those option holders were entitled to receive $2.44 per share per option as of September 25, 1996 if certain conditions were met. Such payments include $153,720, $120,341 and $151,241 to Messrs. Daly, Mandel and Thompson, respectively, in 2001.
(k)	Mr. Donohue served as Chief Financial Officer of the Company from October 1, 1996 through November 18, 2003.
(l)	Mr. Mandel received a bonus of $35,000 as an executive officer of Vail Resorts Development Company.
(m)	Mr. Daly ceased to serve as President of the Company effective October 31, 2002. Under the terms of a

Separation Agreement with the Company Mr. Daly received his annual compensation as a severance payment through October 31, 2003 plus accrued vacation and certain other benefits.
(n)	Includes accrued vacation pay of $38,786, $175,000 reflecting the fair market value of a club membership Mr. Daly received in the Red Sky Ranch Golf Club, $40,000 reflecting the fair market value of a parking space deeded to Mr. Daly, $2,700 reflecting the fair market value of a club membership Mr. Daly received in the Cascade Club and $8,350 reflecting the fair market value of certain ski privileges received by Mr. Daly.
(o)	Includes $5,430 and $1,440 of interest income for 2001 and 2002, respectively, in connection with a loan by the Company to Mr. Daly which loan has been repaid.

The following table sets forth information concerning individual grants of stock options made under our stock option plans in Fiscal 2003 to each of the Named Executive Officers.

Option Grants in Fiscal 2003

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal 2003	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Adam M. Aron	120,000	15.5%	17.335	12/09/2012	$1,308,227	$3,315,303
Edward E. Mace	35,000	4.5%	17.335	12/09/2012	$381,556	$966,963
James P. Thompson	35,000	4.5%	17.335	12/09/2012	$381,556	$966,963
James P. Donohue	35,000	4.5%	17.335	12/09/2012	$381,556	$966,963
James S. Mandel	—	—	—	—	—	—
Andrew P. Daly	—	—	—	—	—	—

(1)	The potential realizable value uses the hypothetical rates specified by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of the Company’s Common Stock price.

The following table sets forth information concerning each exercise of stock options during Fiscal 2003 by each of the Named Executive Officers and the value of unexercised options at July 31, 2003.

Aggregated Option Exercises During Fiscal 2003

and Option Values as of July 31, 2003

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options(1)	Value of Unexercised In-the-Money Options(2)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Adam M. Aron	—	—	751,667 /233,333	$0/$0
Edward E. Mace	—	—	33,334 /101,666	$0/$0
James P. Thompson	—	—	82,000 / 55,000	$0/$0
James P. Donohue	—	—	134,334 / 66,666	$0/$0
James S. Mandel	—	—	63,001 / 9,999	$0/$0
Andrew P. Daly	8,320	$56,992	—	—

(1)	Options have a ten-year term and vest in one-year increments ranging from three to five years commencing on the first anniversary of the date of grant. Vesting will, in certain cases, be accelerated upon the occurrence of a “change in control.” See “Employment Agreements.”
(2)	The “Value of Unexercised In-the-Money Options at July 31, 2003” was calculated by determining the difference between the closing price on the New York Stock Exchange of the underlying Common Stock at July 31, 2003 of $13.52 per share and the exercise price of the option. An option is “In-the-Money” when the fair market value of the underlying Common Stock exceeds the exercise price of the option.

EMPLOYMENT AGREEMENTS

The Company has an employment agreement, as amended from time to time, with Adam M. Aron (the “Employment Agreement”), pursuant to which Mr. Aron serves as the Chief Executive Officer of the Company. Pursuant to the employment agreement, the initial term of Mr. Aron’s employment was July 29, 1996 through September 30, 1999, with automatic renewals thereafter in two-year terms, subject to notice of termination by either Mr. Aron or the Company. The Employment Agreement provides additional incentives to Mr. Aron provided he remains in the employ of the Company through the Vesting Date, as that term is defined in the Employment Agreement. The Vesting Date was August 3, 2003. Pursuant to the Employment Agreement, Mr. Aron’s minimum base salary is $675,000 per year, subject to annual increases, as determined by the Compensation Committee of the Board of Directors. Mr. Aron is, and has been since October 1, 1997, eligible to participate in the Company’s bonus plan. Under the terms of the Employment Agreement, Mr. Aron’s minimum Target Bonus is 80% of his then current salary, which minimum Target Bonus shall be paid if the Company’s budget is fully achieved.

Pursuant to the Employment Agreement, Mr. Aron was originally granted 37,500 restricted shares of Common Stock and options to purchase 260,000 shares of Common Stock, all of which restricted shares and options have vested. Pursuant to an amendment to the Employment Agreement, Mr. Aron was granted an additional 15,000 shares of restricted stock, all of which have vested. Mr. Aron is subject to a 12-month non-compete clause upon termination. In the event of a change of control of the Company, all of Mr. Aron’s rights with respect to the options and the restricted shares of Common Stock will vest immediately if (1) he remains employed with the Company for at least six months after the change of control occurs, or (2) following the change of control, his employment is terminated as a result of death or disability, or is terminated without cause. In addition, in the event of a change of control, Mr. Aron is entitled to receive certain benefits if the Company terminates his employment without cause or if Mr. Aron terminates his employment agreement. Such benefits include payment of Mr. Aron’s then current base salary through the date his employment ends and for a twenty-four month period thereafter and a prorated bonus (assuming performance targets are met) for the portion of the year in which the termination occurs. A “change in control” of the Company occurs when a person other than Apollo Ski Partners or its affiliates owns a majority of the Company’s outstanding common stock or a majority of the combined voting power of all outstanding voting securities.

The Company provides Mr. Aron a life insurance policy of $5 million and $500,000 of annual disability income protection. The Company purchased, for approximately $1.5 million, a home in the Vail Valley for Mr. Aron’s use while employed by the Company (the “Residence”). Under the terms of the Employment Agreement, Mr. Aron is entitled to purchase the Residence from the Company on or after the Vesting Date and, in turn, receive from the Company a one-time bonus in the exact amount owed to the Company for the purchase of the Residence. Likewise, since Mr. Aron remained in the employ of the Company through the Vesting Date, Mr. Aron was entitled to purchase a lot in the Red Sky Ranch golf community for a purchase price of $600,000 and, in turn, receive a one-time cash bonus from the Company in the amount of $600,000. Mr. Aron closed the purchase of the Red Sky Ranch lot on August 29, 2003, and the Company paid him such one-time bonus on August 3, 2003. Based on the average of several appraisals, the fair market value of the Red Sky Ranch lot at the time of purchase was $850,000. The Company agreed to pay all costs (with the exception of any personal income tax liability) associated with the purchase of the Residence and the Red Sky Ranch lot. In addition, under the terms of the Employment Agreement, Mr. Aron is entitled to a full membership in the Red Sky Ranch golf club, with no initiation fee and with no monthly dues payable by Mr. Aron so long as he remains employed by the Company. Under the terms of a Purchase and Sale Agreement, Mr. Aron was entitled to purchase Lot 99 in the Company’s Bachelor Gulch development for a purchase price of $646,750. Under the terms of Mr. Aron’s Employment Agreement, since he remained in the employ of the Company through the Vesting Date, Mr. Aron was paid a one-time bonus of $659,750 on August 3, 2003 for the purchase price of Lot 99 plus certain closing costs. Mr. Aron closed the purchase of Lot 99 on August 29, 2003, and the Company paid him such one-time bonus on August 3, 2003. Based on the average of several appraisals, the fair market value of Lot 99 at the time of purchase was $2,900,000.

The Company entered into an employment agreement with James P. Donohue effective October 1, 1996 to serve as the Company’s Chief Financial Officer. Currently, Mr. Donohue serves as Senior Vice President and Chief Information Officer. The initial term of his employment was three years, with automatic renewals for successive one-year periods thereafter, subject to notice of termination by either Mr. Donohue or the Company. Mr. Donohue’s initial base salary was $300,000 per year, subject to annual increases, as determined by the Compensation Committee of the Board of Directors and the Chief Executive Officer, and Mr. Donohue participates in the Company’s bonus plan. In addition, pursuant to such agreement, Mr. Donohue was granted 12,000 restricted shares of Common Stock and options to purchase 60,000 shares of Common Stock, which restricted stock and options have fully vested. Mr. Donohue is subject to a 12-month non-compete clause upon termination. In the event of a change in control, Mr. Donohue is entitled to receive certain benefits if the Company terminates his employment without cause, Mr. Donohue terminates his employment for good reason, or the Company gives notice of non-renewal of his employment agreement. Such benefits include payment of Mr. Donohue’s then current base salary through the date his employment ends and for an eighteen-month period thereafter and a prorated bonus (assuming performance targets are met) for the portion of the year in which the termination occurs.

RockResorts International, LLC (“RockResorts”), a subsidiary of the Company, entered into an employment agreement (the “Agreement”) with Edward Mace effective October 25, 2001 for a two-year term with automatic renewals for successive one year periods thereafter to engage his services as President of RockResorts. Pursuant to the terms of the Agreement, Mr. Mace’s base salary is $375,000 per year, subject to annual increases by the Chairman of the Board. However, without Mr. Mace’s prior written consent, no decreases may be made below the initial amount paid of $375,000 per year. Mr. Mace participates in the Company’s bonus plan.

Pursuant to the Agreement, Mr. Mace was granted the option to buy 100,000 shares of common stock through the Vail Resorts, Inc. 1999 Long Term Incentive and Share Award Plan, which options vest over three (3) years and have an exercise price of $16.10, and with all such options vesting automatically upon a “change of control,” as defined in the stock option agreement. Mr. Mace is also permitted to participate in annual option grants. Further, he receives customary health, disability and insurance benefits pursuant to the Agreement and is entitled to a family membership at Beaver Creek and Red Sky Ranch clubs at no cost to him other than incidental personal charges. RockResorts also agreed to pay Mr. Mace his reasonable relocation costs, and paid his commute costs to Denver through March 2002. Mr. Mace is subject to a 1-year covenant not to compete and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Mr. Mace learns in the course of his employment. In addition, Mr. Mace is entitled to certain benefits upon termination of his agreement.

In connection with Mr. Mace’s employment agreement, RockResorts agreed to invest up to $900,000, but not to exceed 50% of the purchase price, for the purchase of a residence for him and his family in Eagle County, Colorado (the “Colorado Residence”). RockResorts contributed $900,000 towards the purchase price of the Colorado Residence and thereby obtained an approximate 47% undivided ownership in such residence. Upon the resale of the Colorado Residence, or within approximately eighteen (18) months of the termination of Mr. Mace’s employment with RockResorts, whichever is earlier, RockResorts shall be entitled to receive its proportionate share of the resale price of the Colorado Residence, less certain deductions.

Effective October 31, 2002, the Company and Mr. Daly entered into a Separation and Mutual General Release (the “Separation Agreement”) pursuant to the Employment Agreement between both parties as of October 1, 2000, ending his employment and duties as president of the Company. Pursuant to the Separation Agreement, the Company paid Mr. Daly his full base salary and provided him with certain benefits until October 31, 2003. In consideration of the salary continuation payments, Mr. Daly was subject to a non-compete covenant in the State of Colorado through October 31, 2003.

Pursuant to the terms of the Separation Agreement, Mr. Daly agreed to assist the Company so that his duties could be transferred in an orderly way; to return Company materials; and to not disclose confidential information or trade secrets that he learned during the term of his employment with the Company. Mr. Daly had an outstanding loan in the amount of $300,000 which he has repaid in full. Mr. Daly’s spouse had an outstanding loan in the amount of $438,750 which has been repaid in full. In addition, the Company provided Mr. Daly with office space through October 31, 2003 and other privileges and benefits to Mr. Daly and his family, such as lifetime skiing privileges, hospitality preferences, and a Red Sky Golf Club membership. The privileges and benefits are subject to certain limitations. The Separation Agreement also contains a mutual release and waiver by both parties for matters pertaining to or arising out of his employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

The Compensation Committee of the Board of Directors (the “Committee”) for Fiscal 2003 was comprised of directors, Messrs. Biondi, Lee, Tisch and Katz. The Committee is responsible for establishing and administering the Company’s executive compensation programs. Matters relating to the administration of the Company’s equity incentive plans or otherwise to the grant of options to purchase the Company’s stock or any performance-based executive compensation to the Company’s executives are considered and acted upon by a subcommittee of non-employee directors, within the meaning of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, and outside directors, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The subcommittee of the Compensation Committee for Fiscal 2003 consisted of Messrs. Biondi, Lee, and Tisch.

Compensation Philosophy

The Committee’s compensation philosophy is designed to support the Company’s primary objective of creating value for shareholders. The Committee believes that the following compensation strategies for the Company’s executive officers, including the Chief Executive Officer (the “CEO”), achieve this objective:

•	Attract and retain talented executives—The Company provides core compensation in the form of base salary and benefit programs that are comparable to those of similarly sized companies in the resort/leisure/hospitality industry. The base salary target is generally based on industry survey results. For higher levels of responsibility, the base salary component is intended to be a diminishing portion of the executive’s potential total compensation.

•	Emphasize pay for performance—The Company’s stock based plans establish a significant relationship between current Company performance and incentive compensation, on a sliding scale basis, with substantial rewards possible for exceptional results and no reward for poor results.

•	Encourage management stock ownership—The Committee firmly believes that long-term shareholder value will be significantly enhanced by management stock ownership. As a result, the Company’s stock option program strongly encourages stock ownership by executive officers.

The Internal Revenue Code imposes a limitation on the deduction for certain executive officers’ compensation unless certain requirements are met. The Company and the Committee have carefully considered the impact of these tax laws and have taken certain actions intended to preserve the Company’s tax deduction with respect to any affected compensation. However, notwithstanding this general policy, the Committee has authorized, and will continue to retain the authority to authorize, payments that may not be deductible if it believes that they are in the best interests of both the Company and its shareholders. The Compensation Committee will continue to consider on a case-by-case basis whether particular compensation awards and programs that do not satisfy the condition of Section 162(m) outweigh the costs to the Company of the loss of related tax deductions. In Fiscal 2003, the Company recorded compensation expense of approximately $2.7 million, which is non-deductible by the Company, related to the Company’s CEO’s and another executive officer’s employment agreements.

Base Salary

The Company generally establishes base salary ranges by considering compensation levels in similarly sized companies in the resort/leisure/hospitality industry. The base salary targets are generally established based upon industry survey results in light of the Company’s strategic goals compared to other publicly owned, growth-oriented companies. The Company’s current philosophy is to pay base salaries sufficient to attract and retain executives with a broad, proven track record of performance.

The base salary and performance of each executive officer is reviewed periodically (at least annually) by his or her immediate supervisor (or the Committee, in the case of the CEO) resulting in salary actions as appropriate.

An executive officer’s level of responsibility is the primary factor used in determining base salary. Individual performance and industry information are also considered in determining any salary adjustment. The Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Committee reviews the performance of the CEO and establishes his base salary.

Bonus Plan

In Fiscal 2003, all Named Executive Officers were eligible for an annual bonus under the Vail Resorts, Inc. annual cash bonus plan approved by the Board. For Fiscal 2003, the performance measure selected by the Committee for cash bonuses was the meeting of certain cash flow targets. In the event the Company’s cash flow for Fiscal 2003, as determined on both an aggregate and a divisional basis, met or exceeded certain predetermined target levels, the appropriate divisional executive participating in the plan could receive an incentive award for Fiscal 2003. Such awards are based upon salary level, the Committee’s determination of the individual’s position and level of responsibility and the Committee’s assessment of the individual’s impact upon the Company’s financial success. The Committee has absolute discretion in reducing or eliminating the amount of an award for any individual included in the plan. The Company paid bonus compensation for Fiscal 2003 to  (i) Mr. Mace whose bonus was for the first twelve months of his employment ending in October 2002, pursuant to his employment agreement with the Company and (ii) certain executive officers of Vail Resorts Development Company, the Company’s real estate subsidiary, which met its divisional targets. All bonuses received by the Named Executive Officers are reflected in the Summary Compensation Table.

Stock Option and Share Award Program

The Company’s existing stock option and long-term incentive and share award plans are designed to align management interests with those of shareholders. In furtherance of this objective, the level of stock option grants and restricted share awards for executive officers is determined by the Committee each year, typically in consultation with the CEO except with respect to the CEO himself. Awards for all employees (including all executive officers) are determined by giving equal consideration to base salary, level of responsibility and industry long-term compensation information. In order to encourage increased Company performance in the future, the Company’s stock options vest in one-year increments over periods ranging from three to five years, except that options granted to Mr. Aron can vest up to ten years from the date of grant and are subject to certain vesting acceleration conditions. All stock option grants to the Named Executive Officers are reflected in the table entitled “Option Grants in Fiscal 2003.”

Deferred Compensation Plan

On September 15, 2000, the Company approved the adoption by The Vail Corporation, an indirect wholly owned subsidiary of the Company (the “Employer”), of a Deferred Compensation Plan (the “Plan”) for the benefit of its “key employees,” as that term is defined in the Plan (“Key Employees”). The Plan provides that Key Employees may contribute to the Plan up to 95% of their base pay and up to 95% of any Employer-paid bonus, which contributions may be allocated among the following three accounts: retirement, education, and personal goals. The Company may, on an annual basis, elect to make matching and/or discretionary Employer contributions. Key Employee contributions and any matching or discretionary contributions made by Employer are placed in a rabbi trust which restricts management’s use and access to the money. All contributions made by Key Employees are immediately 100% vested. Any matching or discretionary contribution made by Employer vest 25% each year for four years, starting from the date of Key Employee’s hire. The Company may direct the Plan Administrator to accelerate the vesting on the matching and/or discretionary Employer contributions. The trustee under the Plan is Wells Fargo Bank Minnesota, N.A. The Plan is a non-qualified benefit plan. All money in the rabbi trust remains subject to the Company’s general creditors in the event of bankruptcy.

CEO Compensation

Mr. Aron’s compensation for Fiscal 2003 consisted of base salary in addition to participation in the Company’s benefit programs. Mr. Aron’s base salary for Fiscal 2003 was paid in accordance with his employment agreement, as described in “Employment Agreements.” At the time the Company entered into and amended Mr. Aron’s agreement, the Committee gave consideration to chief executive officer compensation in other publicly owned, growth-oriented and similarly sized companies in comparable industries. Mr. Aron was granted 120,000 stock options in Fiscal 2003 in recognition of his performance as Chief Executive Officer and to provide incentive throughout the term of the option to strive to operate the Company in a manner that directly and positively affects both the short term and long term interests of the stockholders. As of November 12, 2003, Mr. Aron held 985,000 stock options, of which 825,000 were fully vested. All compensation received by  Mr. Aron in Fiscal 2003 is reflected in the Summary Compensation Table.

Compensation Committee

Frank J. Biondi

Thomas H. Lee

James S. Tisch

Robert A. Katz, Chairman

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors currently consists of Messrs. Hauge, Hernandez and Micheletto, who are all non-employee directors and are “independent” as defined by the Corporate Governance Rules of the New York Stock Exchange, as currently in effect. The New York Stock Exchange has recently adopted new Corporate Governance Rules that will be effective for the Company on October 31, 2004. These new rules require that the Audit Committee must be comprised of at least three directors, whom must all meet heightened independence standards. Not all of the members of the Audit Committee may be “independent” as defined by these new rules; however, the Company intends to be in compliance with these new rules before they are effective in October 2004. The Audit Committee operates under a written charter, a copy of which is attached as Appendix A.

Management is responsible for the Company’s accounting practices, internal controls, the financial reporting process and preparation of the consolidated financial statements. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee further discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Company’s independent auditors also provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors, and were satisfied with, that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements as and for the fiscal year ended July 31, 2003 be included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2003 for filing with the Securities and Exchange Commission.

Fees Billed to Vail Resorts by PricewaterhouseCoopers LLP during Fiscal Years ended July 31, 2003 and 2002

Audit Fees.    Audit fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP with respect to the Fiscal 2003 and Fiscal 2002 financial statements were $715,300 and $1,211,300 (including re-audit fees of $646,800), respectively.

Audit-Related Fees.    Audit-related fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP with respect to Fiscal 2003 and Fiscal 2002 were $153,400 and $19,000, respectively.

Tax Fees.    There were no tax fees billed to the Company by PricewaterhouseCoopers LLP with respect to Fiscal 2003 and Fiscal 2002.

All other Fees.    All other fees (including expenses) billed by PricewaterhouseCoopers LLP with respect to Fiscal 2003 were $86,900, primarily in connection with the information requests related to the previously disclosed Securities and Exchange Commission investigation. There were no other fees billed by PricewaterhouseCoopers LLP with respect to Fiscal 2002.

The Audit Committee considered whether the provision of services described above under “All Other Fees” was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee

John R. Hauge

Roland A. Hernandez

Joe R. Micheletto, Chairman

Performance Graph

The following graph compares the performance of the Company’s Common Stock to The Russell 2000 Stock Index, The S&P 500 Stock Index and the Company’s Peer Group Indices*.

*	The Company’s Peer Group Indices’ performances are weighted according to market capitalization. The Company included the Russell 2000 in the graph because the Company is included in such index and because there is no established industry index for the Company’s business. Total shareholder return is weighted according to market capitalization so that companies with a larger market capitalization have a greater impact on the Peer Group’s index results. Historical stock performance during this period may not be indicative of future stock performance.

The total return graph is presented for the period from the Company’s 1998 fiscal year through the end of the Company’s 2003 fiscal year. The total stockholder return assumes that $100 is invested at the beginning of the period in the Common Stock of the Company, The Russell 2000, The S&P 500 Stock Index and the Company’s Peer Group. The Company’s Peer Group is comprised of: Hilton Hotels; Host Marriott; Marriott International; Six Flags, Inc.; Intrawest Corp. and American Skiing Company.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the above Compensation Committee Report on Executive Compensation and Performance Graph shall not be incorporated by reference into any such filings.

PROPOSAL 2.    RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as independent public accountants for the year ended July 31, 2004. On May 10, 2002, the Company dismissed Arthur Andersen LLP, which had previously served as the Company’s independent public accountants, and appointed PricewaterhouseCoopers LLP as its new independent public accountants, effective on such date. The Company engaged PricewaterhouseCoopers LLP to audit its financial statements for the fiscal year ended July 31, 2002 and to re-audit its fiscal years ended July 31, 2001, 2000 and 1999. The decision to replace Arthur Andersen LLP was made upon the recommendation of the Audit Committee and approved by the Company’s Board of Directors. PricewaterhouseCoopers LLP expects to have a representative at the 2003 Annual Meeting of Shareholders who will have the opportunity to make a statement and who will be available to answer appropriate questions.

The reports of Arthur Andersen LLP on the consolidated financial statements of the Company as of and for the fiscal year ended July 31, 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with its audit for the fiscal year ended July 31, 2001, and for the interim period from August 1, 2001 through May 10, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to such disagreements in its report on the consolidated financial statements for such years.

During the fiscal year ended July 31, 2001, and for the interim period from August 1, 2001 through May 10, 2002, there were no “reportable events” as that term is defined in Item 304 (a)(1)(v) of Regulation S-K of the Securities and Exchange Commission.

Prior to engaging PricewaterhouseCoopers LLP, during the fiscal year ended July 31, 2001, and in the interim period from August 1, 2001 through May 10, 2002, Vail Resorts had not consulted with PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Vail Resorts’ financial statements, and neither a written report was provided to Vail Resorts nor oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by Vail Resorts in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event” as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

It is understood that even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

Vote Required For Approval

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this matter is required for this proposal to be adopted.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

FUTURE SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

The deadline for shareholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and proxy for the 2004 Annual Meeting of Shareholders is July 28, 2004.

Shareholders who wish to submit a shareholder proposal outside of the processes of Rule 14a-8 of the Exchange Act must give timely notice to the Company within the time limits and according to the procedures described in the Company’s bylaws. You can obtain a copy of the Company’s bylaws by writing the Corporate Secretary at the address shown on the cover of this proxy statement.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

By Order of the Board of Directors

MARTHA D. REHM
Senior Vice President,
General Counsel and Secretary

November 26, 2003

Annex A

VAIL RESORTS, INC.  CHARTER OF THE AUDIT COMMITTEE  OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s purpose is to:

a. oversee the accounting and financial policies and practices of the Company, its internal controls and, as appropriate, the internal controls of certain service providers;

b. oversee the Company’s compliance with legal and regulatory requirements;

c. oversee the quality, objectivity, and integrity of the financial statements of the Company and the independent audit thereof;

d. oversee the qualifications and independence of the Company’s independent auditors, act as a liaison between the Company’s independent auditors and the Board, and pre-approve all non-audit services; and

e. oversee the performance of the Company’s internal audit function and independent auditors.

In general, the function of the Audit Committee is oversight; it is management’s responsibility to maintain appropriate systems for accounting and internal controls, and the auditor’s responsibility to plan and carry out a proper audit.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

1. The Audit Committee shall be comprised of three or more directors as determined by the Board, all of whom have no material relationship to the Company that may interfere with the exercise of their independence from management and the Company.

a. The Audit Committee shall be composed entirely of independent directors and no person who is employed by the Company or any of its affiliates shall be a member of the Audit Committee until five years following the termination of his or her employment.

b. No person may be named to the Audit Committee or shall serve as a member of the Audit Committee who (i) receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company (other than director and committee fees) until five years after he or she ceases to receive more than $100,000 per year in such compensation; (ii) has a business relationship with the Company, unless the Board determines in its business judgment that the relationship does not interfere with the director’s exercise of independent judgment; or (iii) is employed as an executive of another company where any of the Company’s executives serves on that company’s compensation committee.

c. A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the board of directors or any other board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries.

d. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

e. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

f. In setting the qualifications for the members of the Audit Committee and in electing members to the Audit Committee, the Board may take into consideration academic background or training in financial analysis or business management, business experience throughout the career of the individual which involved or required financial management analysis and understanding, service as director and membership on its Audit Committee and such other factors as the Board may deem appropriate.

g. The composition and membership of the Audit Committee shall otherwise comply with the rules of the Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”).

2. Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

3. The Audit Committee shall meet at least twice annually or more frequently as deemed necessary or appropriate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee shall maintain minutes of its meetings.

4. The Audit Committee may request any officer or employee of the Company or the Company’s independent auditor or outside or internal counsel to attend any meeting(s) of the Committee or to meet with any members of or consultants to the Committee.

III. AUDIT COMMITTEE DUTIES AND RESPONSIBILITIES

The duties and responsibilities of the Audit Committee are as follows:

1. The Audit Committee shall directly appoint (subject to shareholder ratification), retain, compensate, evaluate and terminate, as appropriate, the Company’s independent auditors. The Audit Committee has the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and shall have direct access to the independent auditors as well as anyone in the organization. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall be directly responsible for the oversight of the independent auditors, including resolution of disagreements between management and the independent auditor.

2. The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints from the Company’s employees with respect to accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

3. As it deems necessary to carry out its duties, the Audit Committee shall obtain advice and assistance from outside legal, accounting or other advisors.

4. The Audit Committee must receive appropriate funding from the Company to compensate any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee shall not be required to seek board approval for such funding.

5. The Audit Committee must receive appropriate funding from the Company to compensate outside legal or other advisors employed by the Audit Committee, as well as funding to cover the Audit Committee’s administrative expenses necessary or appropriate in carrying out its duties. The Audit Committee shall not be required to seek board approval for such funding.

6. The Audit Committee shall, at least annually, obtain and review a report by the independent auditor describing: (i) the Company’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review (or peer review) of the Company, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Company, and any steps taken to deal with any such issues; and (iii) all relationships between the Company and the independent auditor.

7. The Audit Committee shall discuss with management and the independent auditor the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

8. The Audit Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

9. Although it is management’s responsibility to assess and manage the Company’s exposure to risk, the Audit Committee shall have the responsibility to discuss policies with respect to risk assessment and risk management.

10. The Audit Committee must periodically meet separately with the Company’s management, with its internal auditors, and with its independent auditors.

11. The Audit Committee shall review with the independent auditors any audit problems or difficulties and management’s response.

12. The Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors.

13. The Audit Committee shall regularly report to the Company’s board of directors.

In performing its functions, the Audit Committee shall undertake those duties and responsibilities that, in its judgment, would contribute most effectively to and implement the purposes of the Audit Committee. In addition to the general duties and responsibilities noted above, the following are specific functions of the Audit Committee:

Review Procedures

1. Review and reassess the adequacy of this Charter at least annually and recommend any changes to the Board. Submit the Charter to the Board for approval and have the document published in the Company’s proxy statement at least every three years in accordance with SEC regulations.

2. Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

Independent Auditors

3. The outside auditor for the Company is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to directly appoint, retain, compensate, evaluate and, where appropriate, terminate or replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

4. The Audit Committee has the sole authority to approve all audit engagement fees and terms and other significant compensation to be paid to the independent auditors.

5. The Audit Committee is responsible for ensuring that the outside auditor submits on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the auditor and the Company and the Audit Committee is responsible for actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and for recommending that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the outside auditor’s independence.

Other Audit Committee Responsibilities

6. Annually prepare a report as required by the SEC to be included in the Company’s annual proxy statements.

7. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

8. Periodically report to the Board on significant results of the foregoing activities, and at any time at the request of the Board.

9. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

10. Review with the Company’s General Counsel legal matters as appropriate and at least annually in connection with the audit that may have a material impact on the financial statements, any material legal or regulatory compliance matters.

11. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

IV. WRITTEN AFFIRMATION

At any time that there is a change in the composition of the Audit Committee, and otherwise approximately once each year; the Company shall confirm in writing to the NYSE regarding:

a. any determination that the Board has made regarding the independence of Audit Committee members pursuant to any provision of this Audit Committee Charter;

b. the financial literacy of the Audit Committee members;

c. the determination that at least one of the Audit Committee members has accounting or related financial management expertise; and

d. the annual review and reassessment of the adequacy of this Audit Committee Charter.

* * * * * * * * * *

Adopted: October 20, 2003

November 26, 2003

TO:    Participants of the Vail Resorts 401(k) Retirement Plan (the “Plan”)

As described in the attached materials, your proxy as a shareholder of Vail Resorts, Inc. (the “Company”) is being solicited in connection with the proposals to be considered at the Company’s upcoming Annual Meeting of Shareholders. We hope you will take advantage of the opportunity to direct, on a confidential basis, the manner in which the shares of Common Stock of the Company allocated to your account under the Plan will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, and a stamped, pre-addressed return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the Plan by marking, dating, signing, and returning the enclosed voting instruction ballot to Wells Fargo Bank Minnesota, N.A. (“Wells Fargo”) in the accompanying envelope no later than January 5, 2004. Your voting instructions will remain completely confidential. Only representatives of Wells Fargo, which will certify the totals to the Company for the purpose of having those shares voted, will have access to your ballots. No person associated with the Company will see the individual voting instructions.

We urge you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions are not received by Wells Fargo by January 5, 2004, the shares allocated to your account will not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate.

Please note that the enclosed material relates only to those shares which have been allocated to your account under the Plan. You will receive other voting material for any shares owned by you individually and not under the Plan.

Sincerely,

ADAM M. ARON

Chairman and Chief Executive Officer

VAIL RESORTS, INC.

2003 ANNUAL MEETING OF SHAREHOLDERS

Thursday, January 8, 2004

10:00 a.m. Eastern Standard Time

The Essex House

160 Central Park South

New York, New York 10019

137 Benchmark Road Avon, Colorado 81620	Proxy

This proxy is solicited by the Board of Directors for use at the 2003 Annual Meeting of Shareholders on Thursday, January 8, 2004.

The undersigned hereby instructs Advisors Trust Company, the Trustee of the Trust created pursuant to the 401(k) Retirement Plan (the “Plan”) of Vail Resorts, Inc. (the “Company”), to vote the shares of COMMON STOCK of the Company allocated to my account under the Plan as of November 12, 2003, upon the following proposals to be presented at the Annual Meeting of Shareholders of the Company on January 8, 2004, at 10:00 a.m., Eastern Standard Time, or any adjournments or postponements thereof.

The Company’s Board of Directors recommends a vote FOR each of the nominees for director and FOR the Proposal specified in Item 2 and FOR the Proposal specified in Item 3.

See reverse for voting instructions.

Voting Instructions

Please mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Vail Resorts, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

ò  Please detach here  ò

The Board of Directors Recommends a vote FOR Items 1, 2 and 3.

1. Election of Class 2 Directors:	01	Adam M. Aron	05	John F. Sorte	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
	02	Frank J. Biondi	06	William P. Stiritz		(except as marked)
	03	Thomas H. Lee	07	James S. Tisch
	04	Joe R. Micheletto

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of appointment of PricewaterhouseCoopers LLP as independent public accountants.	☐	For	☐	Against	☐	Abstain

3. In their discretion, upon other matters as they properly come before the meeting.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

VAIL RESORTS, INC.

2003 ANNUAL MEETING OF SHAREHOLDERS

Thursday, January 8, 2004

10:00 a.m. Eastern Standard Time

The Essex House

160 Central Park South

New York, New York 10019

137 Benchmark Road Avon, Colorado 81620	Proxy

This proxy is solicited by the Board of Directors for use at the 2003 Annual Meeting of Shareholders on Thursday, January 8, 2004.

The shares of CLASS A COMMON STOCK you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing this proxy, you revoke all prior proxies and appoint James P. Donohue and Martha D. Rehm, each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Voting Instructions

Please mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Vail Resorts, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

ò  Please detach here  ò

The Board of Directors Recommends a vote FOR Items 1, 2 and 3.

1. Election of Class 1 Directors:	01	John R. Hauge	04	William L. Mack	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
	02	Roland A. Hernandez	05	Marc J. Rowan
	03	Robert A. Katz

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of appointment of PricewaterhouseCoopers LLP as independent public accountants.	☐	For	☐	Against	☐	Abstain

3. In their discretion, upon other matters as they properly come before the meeting.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

VAIL RESORTS, INC.

2003 ANNUAL MEETING OF SHAREHOLDERS

Thursday, January 8, 2004

10:00 a.m. Eastern Standard Time

The Essex House

160 Central Park South

New York, New York 10019

137 Benchmark Road Avon, Colorado 81620	Proxy

This proxy is solicited by the Board of Directors for use at the 2003 Annual Meeting of Shareholders on Thursday, January 8, 2004.

The shares of COMMON STOCK you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing this proxy, you revoke all prior proxies and appoint James P. Donohue and Martha D. Rehm, each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Voting Instructions	COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK ♦♦♦ EASY ♦♦♦ IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (ET) on January 7, 2004.
•	Please have your proxy card available and follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/mtn/ — QUICK ♦♦♦ EASY ♦♦♦ IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 7, 2004.
•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Vail Resorts, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

ò  Please detach here  ò

The Board of Directors Recommends a vote FOR Items 1, 2 and 3.

1. Election of Class 2 Directors:	01	Adam M. Aron	05	John F. Sorte	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
	02	Frank J. Biondi	06	William P. Stiritz
	03	Thomas H. Lee	07	James S. Tisch
	04	Joe R. Micheletto

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of appointment of PricewaterhouseCoopers LLP as independent public accountants.	☐	For	☐	Against	☐	Abstain

3. In their discretion, upon other matters as they properly come before the meeting.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.